Exhibit 2.2

Execution Version

AMENDMENT TO ASSET EXCHANGE AGREEMENT

This Amendment (this “Amendment”) to the Asset Exchange Agreement (defined below), effective as of December 17, 2013, by and between EQT Corporation, a Pennsylvania corporation (“EQT”) and PNG Companies LLC (“PNG”, and together with EQT, collectively referred to as the “Parties”).

RECITALS

WHEREAS, the Parties entered into that certain Asset Exchange Agreement, dated as of December 19, 2012 (the “Asset Exchange Agreement”); and

WHEREAS, the Parties desire to amend the Asset Exchange Agreement in order to reflect certain additional understandings reached among the Parties.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to Section 11.1 of the Asset Exchange Agreement, the Parties hereby agree as follows:

1.      INTERPRETATION

This Amendment is made and delivered pursuant to the Asset Exchange Agreement.  Except as otherwise provided herein, capitalized terms used but not defined in this Amendment have the meanings ascribed to them in the Asset Exchange Agreement.

2.      AMENDMENTS TO ASSET EXCHANGE AGREEMENT

2.1.    Amendment to Recitals.  The third paragraph of the Recitals of the Asset Exchange Agreement shall be amended and restated as follows:

“WHEREAS, the Parties agree that PNG's acquisition of the Membership Interests under the Master Purchase Agreement will be treated as an asset acquisition for U.S. federal income Tax purposes and that EQT will treat the assets listed on Schedule 11.13 as deemed exchanged for the Assets, for federal income tax purposes and for purposes of any corresponding state or local income Tax Laws; and”

2.2.    Amendment to Section 5.7.  Section 5.7 of the Asset Exchange Agreement is hereby deleted in its entirety.

2.3.    Amendment to Section 1.1.  The following definitions are hereby added to Section 1.1 of the Asset Exchange Agreement:

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 8.2(a)(xii).

“Gas Marketing Contracts” shall mean those contracts listed under item 13 of Schedule 3.9 of the PNG Disclosure Schedule, as the same may be amended from time to time.

2.4.    Amendment to Section 8.2. Section 8.2 of the Asset Exchange Agreement is hereby amended and restated in its entirety as follows:

“8.2      Deliveries

(a)        At the Closing, PNG shall deliver, or cause to be delivered, to EQT the following:

(i)         General Conveyance.  A duly executed counterpart of the General Conveyance, Assignment and Bill of Sale, substantially in the form attached hereto as Exhibit A (the “General Conveyance”), together with such additional executed instruments and other documents, as may be reasonably requested by EQT, to more fully assure the transfer, assignment and conveyance to EQT or EQT’s successors or assigns, of all the Assets, including, without limitation, separate assignments of individual permits, licenses, contracts, deeds, leases or interests therein, which are included in the Assets and which are reasonably necessary or desirable to facilitate the recognition of EQT’s ownership of the Assets by all third parties and applicable Governmental Entities.

(ii)        Real Property Conveyance.  Executed instruments and other documents, as may be reasonably requested by EQT, to more fully assure the transfer, assignment and conveyance to AVC of all the Assets comprising real property, including, without limitation, separate assignments or deeds of transfer of licenses, rights of way, easements, subeasements, deeds, leases or any other interests in real property which are included in the Assets and which are reasonably necessary or desirable to facilitate the recognition of EQT’s ownership of the Assets by all third parties; provided, however, that any recording information supplied or attached, whether by EQT (or an Affiliate) or PNG, to any documents of transfer has been provided for informational purposes only and no representation or warranty is made by either Party regarding the accuracy of such information.

(iii)       Assignment Agreement.  A duly executed counterpart of the Assignment Agreement, substantially in the form attached hereto as Exhibit B (the “Assignment Agreement”).

(iv)       Certificates.  The certificates and other items described in Article VI.

(v)        Corporate Documents.  A secretary’s certificate of PNG certifying as to the resolutions adopted authorizing the transactions and certifying the authorization of the officers executing documents in connection with the transactions.

(vi)       Books and Records.  The full and complete Books and Records.

(vii)      FIRPTA Certificate. A certificate of non-foreign status, from each of the tax owners of the Assets and Rager Mountain for U.S. federal income tax purposes, meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2) and reasonably acceptable to EQT.

(viii)      Gas in Storage/Lines. An updated Schedule 3.19 as of the first day of the month in which Closing occurs.

(ix)        Terminations.  Evidence of the termination of (A) any Contract between PNG or Rager Mountain (or by which the Assets or the assets of Rager Mountain are bound) and any of their respective Affiliates and (B) liabilities for any imbalances as contemplated by Section 5.4(b).

(x)        Interconnect Agreements.  Duly executed counterparts of the interconnect agreements in substantially the forms attached hereto as Exhibits D-1 through D-3 (the “Interconnect Agreements”).

(xi)       Operational Agreements.  Duly executed counterparts of such operational agreements (such as operational balancing agreements), in form and substance customary to the Natural Gas pipeline industry, as may be reasonably requested by EQT or PNG in connection with the assignment of the Assets and the consummation of the transactions contemplated by this Agreement and the Master Purchase Agreement.

(xii)       Assignment and Assumption Agreement.  A duly executed counterpart of the Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit E (the “Assignment and Assumption Agreement”), together with such additional executed instruments and other documents, as may be reasonably requested by EQT, to more fully assure the assignment to EQT or EQT’s successors or assigns, of the Gas Marketing Contracts.

(xiii)      Resignations.  The resignations and mutual releases of all directors and officers of Rager Mountain in a form reasonably acceptable to EQT.

(xiv)      Additional Documents.  All documents which EQT reasonably determines are necessary to consummate the transactions contemplated hereby.

(b)        At the Closing, EQT shall deliver, or cause to be delivered, to PNG the following:

(i)         General Conveyance.  A duly executed counterpart of the General Conveyance.

(ii)        Assignment Agreement.  A duly executed counterpart of the Assignment Agreement.

(iii)       Certificates.  The certificates and other items described in Article VII.

(iv)        Corporate Documents.  A secretary’s certificate of EQT certifying as to the resolutions adopted authorizing the transactions and certifying the authorization of the officers executing documents in connection with the transactions.

(v)         Interconnect Agreements.  Duly executed counterparts of the Interconnect Agreements.

(vi)        Operational Agreements.  Duly executed counterparts of the agreements referred to in Section 8.2(a)(xi).

(vii)       Assignment and Assumption Agreement.  A duly executed counterpart of the Assignment and Assumption Agreement.

(viii)      Additional Documents.  All documents which PNG reasonably determines are necessary to consummate the transactions contemplated hereby.”

2.5.     Amendment to Section 11.4. Section 11.4 is hereby amended by inserting “(a)” before the existing text, and adding a new paragraph (b):

“(b) Each Party shall have the right to assign its respective rights under this Agreement (but without release of its respective obligations herein and without release of the other Party’s obligations herein) to a third party who may act as a “qualified intermediary” with respect to this Agreement in accordance with the provisions of Section 1031 of the Code, and the Treasury Regulations promulgated thereunder. Each Party shall bear its own expenses in connection with such an assignment.”

2.6.     Amendment to Section 11.13.  Section 11.13 is hereby amended and restated in its entirety as follows:

“The Parties shall, and shall cause their respective Affiliates to, cooperate fully with each other Party, and take any action reasonably requested by any other Party, in connection with enabling the transactions to qualify in whole or in part as a “like-kind” exchange pursuant to Section 1031 of the Code and any corresponding state or local income Tax Laws.   Schedule 11.13 lists the assets of Equitable Gas that EQT will treat as deemed exchanged for the Assets, for federal income tax purposes and for purposes of any corresponding state or local income Tax laws.”

2.7.     Schedule 3.19.  Schedule 3.19 attached hereto is hereby added as Schedule 3.19 of the Asset Exchange Agreement.

2.8.     Schedule 11.13.  Schedule 11.13 attached hereto is hereby added as Schedule 11.13 of the Asset Exchange Agreement.

2.9.     Amendments to Exhibit C-1 (Assets).

(a)        The list of Storage Compressor Facilities on page 8 of Exhibit C-1 is hereby amended by adding the following Truittsburg compressors:

(1)        Truittsburg Field Engine – Clark HRA6, 660 HP

(2)        Truittsburg Compressor – Clark HRA6

(b)        Item #1 under “Other Assets” is hereby amended and restated in its entirety as follows:

“A perpetual, paid up lease to locate and maintain equipment on the following microwave towers owned by PNG or its Affiliates: the 180-foot microwave tower at Rager Mountain and the 120-foot microwave tower at Truittsburg per the Shared Land Agreement.”

(c)        Item #2 under “Other Assets” is hereby amended to include the Contracts described in items 6, 7 and 13 on Schedule 3.9 to the Asset Exchange Agreement and the following agreements:

(1)
Service and Operation Agreement, dated as of October 26, 2005, by and between The Peoples Natural Gas Company d/b/a Dominion Peoples, a Pennsylvania Corporation and Raeger Mountain Limited Partnership.

(2)	Master Service Contract, dated as of February 8, 2013, by and between Peoples Natural Gas Company, LLC and Mascaro Construction Company, LP (TP-1160 Pipeline Replacement).

(3)	Purchase Order 7000000708, dated March 13, 2013, between Mascaro Construction Company LP to Peoples Natural Gas Company LLC, as amended by Change Order #1.

(4)	Standard Owner and Construction Manager Agreement, dated as of December 21, 2012, by and between Peoples Natural Gas LLC and dck North America, LLC (TP-1160 Project Management).

(5)	Purchase Order 7000000652, dated January 15, 2013, by and between Peoples Natural Gas Company LLC and dck North America LLC (TP-1160 Project Management and Construction).

(6)	Master Service Contract, dated as of March 1, 2013, by and between Peoples Natural Gas Company LLC and Otis Eastern Service, Inc. (TP-7215 Pipeline Replacement).

(7)	Purchase Order 7000000725, dated April 2, 2013, by and between Peoples Natural Gas Company LLC and Otis Eastern Service, Inc., as amended by Change Order #1 on TP-7215, dated October 1, 2013.

(8)	Purchase Order 7000001024, dated December 10, 2013, by and between Peoples Natural Gas Company LLC and West Penn Energy Services LLC.

(9)	Purchase Order 7000000848, dated July 11, 2013, by and between Peoples Natural Gas Company LLC and Tetra Tech Inc. (TP-1160 Replacement).

(10)	Purchase Order 7000000912, dated September 16, 2013, by and between Peoples Natural Gas Company LLC and West Penn Energy Services LLC.

(11)	Purchase Order 7000000913, dated September 16, 2013, by and between Peoples Natural Gas Company LLC and West Penn Energy Services LLC.

(12)	Purchase Order 7000000911, dated September 16, 2013, by and between Peoples Natural Gas Company LLC and Toy Pipeline Contractors, Inc.

(d)        Notwithstanding anything to the contrary in Section 2.7(c) above or otherwise, this Agreement shall not be construed to assign or otherwise transfer any of the following:

(1)	Master Service Contract #013013, dated as of January 30, 2013, by and between Peoples Natural Gas Company LLC and Tetra Tech Inc.;

(2)	Master Service Contract # 061113, dated as of June 11, 2013, by and between Peoples Natural Gas Company LLC and West Penn Energy Services LLC; or

(3)	any other agreement not specifically identified in such Section 2.7(c).

2.10.   Amendment to Exhibit C-2 (Excluded Assets).

(a)        Item #3 of the list found on page 3 of Exhibit C-2 is hereby amended to remove the reference to the Contracts described in items 6, 7 and 13 of Schedule 3.9 to the Asset Exchange Agreement.

(b)        The schedule of Excluded Assets related to Rager Mountain found on page 1 of Exhibit C-2 is hereby amended to include the following additional equipment:

Equipment	Make	Model	Quantity	Comments
PBX	Siemens	4K	1	PBX only works with main Processor unit at Delmonte - will be of no use to any other entity.

2.11.   Exhibit E.  The Assignment and Assumption Agreement, in substantially the form attached hereto as Annex A, is hereby added as Exhibit E to the Asset Exchange Agreement.

3.      GENERAL

3.1.     Full Force and Effect.  Except to the extent specifically amended herein or supplemented hereby, the Asset Exchange Agreement remains unchanged and in full force and effect, and this Amendment will be governed by and subject to the terms of the Asset Exchange Agreement, as amended by this Amendment.  From and after the date of this Amendment, each reference in the Asset Exchange Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the Asset Exchange Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided) will be deemed to mean the Asset Exchange Agreement, as amended by this Amendment, whether or not this Amendment is expressly referenced.

3.2.     Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the date first written above.

EQT CORPORATION

By:	/s/ Randall L. Crawford

	Name:	Randall L. Crawford
	Title:	Senior Vice President & President, Midstream, Distribution & Commercial

PNG COMPANIES LLC

By:	/s/ Morgan K. O’Brien
	Name:	Morgan K. O’Brien
	Title:	President & CEO

[Signature Page to Amendment to Asset Exchange Agreement]